Exhibit 99.1

Berkeley Lights Announces Appointment of Dr. Siddhartha Kadia as

Chief Executive Officer

EMERYVILLE, Calif. – March 9, 2022 – Berkeley Lights, Inc. (Nasdaq: BLI) (“Berkeley Lights” or the “Company”) a leader in digital cell biology, today announced it has appointed Dr. Siddhartha Kadia as its new chief executive officer (CEO), effective immediately. Dr. Kadia succeeds Eric D. Hobbs, Ph.D., as part of the previously announced leadership transition. Dr. Kadia will remain a member of the Berkeley Lights Board of Directors.

Dr. Kadia is an accomplished executive, bringing more than two decades of relevant industry and leadership experience as well as significant expertise in globally commercializing disruptive life science technologies and services. Previously, Dr. Kadia served as president and CEO of EAG Laboratories, a scientific services company providing analytical testing and consulting solutions, which was acquired by Eurofins Scientific in December 2017. Prior to EAG Laboratories, Dr. Kadia served in several senior executive roles including the president of the Life Sciences Division at Life Technologies Corporation and as a management consultant at McKinsey & Company in the healthcare practice, assisting global medical device companies and major healthcare providers.

“Siddhartha is an experienced life science executive exceptionally well positioned to lead our company and enhance shareholder value,” said Gregory T. Lucier, chairperson of Berkeley Lights’ Board of Directors. “Following a comprehensive and thoughtful search, the Board determined that Siddhartha’s deep knowledge of the biology market, his years of global leadership and operational expertise, and his proven ability to grow a services-oriented business makes him the right leader to drive Berkeley Lights’ next phase of growth and profitability. Having joined Berkeley Lights’ Board last year, Siddhartha is ready to hit the ground running and we expect a seamless transition.”

“I am honored to lead the talented Berkeley Lights team,” said Dr. Kadia. “Berkeley Lights is already revolutionizing how scientists can access primary cell biology to make extraordinary discoveries and I look forward to leveraging my experience leading both life sciences tools and services businesses as we build on the Company’s momentum. I am confident that together we can fully unlock the enormous potential of our platform across applications and markets to deliver meaningful value for both our customers and shareholders.”

As previously announced, Dr. Hobbs will transition from his role as chief executive officer and member of the Board to president of the Antibody Therapeutics business. In his new role, Dr. Hobbs will focus on growing the Company’s largest business line while also leveraging his understanding of Berkeley Lights’ technology, customers, and future R&D roadmap to help ensure successful business continuity and build on the Company’s momentum.

Mr. Lucier continued, “Under Eric’s leadership, Berkeley Lights has built a deep and experienced team that has worked together to establish a strong foundation for future growth, profitability, and shareholder value creation. We’re pleased that Eric will continue to play a key role in Berkeley Lights efforts to enable extraordinary scientific breakthroughs as we help our customers rapidly develop antibody therapeutics when every day matters.”

CFO Transition

Berkeley Lights also announced today that Kurt Wood will be leaving the Company to pursue his expressed interest in a role outside of the biotech industry. He will continue to serve as chief financial officer (CFO) until April 1, 2022, and remain with the Company in an advisory capacity through April 30, 2022, to assist with the transition. The Company will initiate a search for a new CFO.

Mr. Lucier continued, “I want to thank Kurt for his contributions to Berkeley Lights as a key member of the management team, including strengthening our financial foundation and bolstering our internal finance team with a deep bench of talent. We wish him the best in his next endeavor.”

About Siddhartha Kadia

Dr. Kadia is an accomplished executive, bringing more than two decades of relevant industry and leadership experience as well as significant expertise in globally commercializing disruptive life science technologies and services. In addition, he has worked and led teams in the US, Japan, China, UK, Australia and Europe and has a deep operational knowledge of scientific enterprise in these key global economies. Previously, Dr. Kadia served as president and CEO of EAG Laboratories, a scientific services company providing analytical testing and consulting solutions, which was acquired by Eurofins Scientific in December 2017. Prior to EAG Laboratories, Dr. Kadia served in several senior executive roles at Life Technologies Corporation, including as president of the Life Sciences Division, a $2 billion business, chief marketing officer, and president of the company’s Japan and Greater China businesses. Dr. Kadia also served as management consultant at McKinsey & Company in the healthcare practice, assisting global medical device companies and major healthcare providers.

Dr. Kadia earned a B.E. in electronics and telecommunications from Gujarat University in India, an M.S. in biomedical engineering from Rutgers University, and a Ph.D. in biomedical engineering from Johns Hopkins University. Dr. Kadia serves as a director of other life science tools/scientific services companies, as well as advisory boards of various academic institutions, including Scripps Research Institute.

About Berkeley Lights

Berkeley Lights is a leading digital cell biology company focused on enabling and accelerating the rapid development and commercialization of biotherapeutics and other cell-based products for our customers. The Berkeley Lights Platform captures deep phenotypic, functional and genotypic information for thousands of single cells in parallel and can also deliver the live biology customers desire in the form of the best cells. Our platform is a fully integrated, end-to-end solution, comprising proprietary consumables, including our OptoSelect™ chips and reagent kits, advanced automation systems, and application software. We developed the Berkeley Lights Platform to provide the most advanced environment for rapid functional characterization of single cells at scale, the goal of which is to establish an industry standard for our customers throughout their cell-based product value chain.

Berkeley Lights’ Beacon® and Lightning™ systems and Culture Station™ instrument are FOR RESEARCH USE ONLY. Not for use in diagnostic procedures.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Berkeley Lights or its products, they are forward-looking statements reflecting the current beliefs and expectations of management. Such forward-looking statements involve substantial known and unknown risks and uncertainties that relate to future events, and actual results and product performance could differ significantly from those expressed or implied by the forward-looking statements. Berkeley Lights undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties relating to the Company’s growth and continual evolution see the statements in the “Risk Factors” sections, and elsewhere, in our filings with the U.S. Securities and Exchange Commission.

Media Contact

Media@berkeleylights.com

Investor Contact

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